Exhibit 5.1

Our ref YCU/740921-000004/26687932v2

Belite Bio, Inctm2318810d1_ex5-1

12750 High Bluff Drive Suite 475

San Diego, CA 92130

16 June 2023

Dear Sirs

Belite Bio, Inc

We have acted as Cayman Islands legal advisers to Belite Bio, Inc (the "Company") in connection with the Company's at-the-market offering (the "Offering") of American depositary shares ("ADSs") having an aggregate offering price of up to US$100,000,000 to the Sales Agents (as defined below), each ADS representing one ordinary share of the Company with a par value of US$0.0001 each (the "Shares"), pursuant to a registration statement on Form F-3 (File No. 333-272125) that was filed with the Securities and Exchange Commission (the "Commission") on 22 May 2023, together with the prospectus supplement filed on 16 June 2023 (together, the "Registration Statement").  For avoidance of doubt references to “Shares” herein shall include the ordinary shares of the Company underlying the ADSs.

We are furnishing this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Offering.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 27 March 2018 and the certificate of incorporation on change of name of the Company dated 8 October 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 5 April 2022 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 1 May 2023, 22 May 2023 and 16 June 2023 (collectively, the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 1 June 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The sales agreement dated 16 June 2023 (the "Sales Agreement") made among the Company and SVB Securities LLC and Cantor Fitzgerald & Co. (the "Sales Agents") (the "Document").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the Supreme Court of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Document.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Document.

2.9	No monies paid to or for the account of any party under the Document or any property received or disposed of by any party to the Document in each case in connection with the Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

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2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.11	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised, and when allotted, issued and paid for as contemplated in the Document, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Document have been authorised by and on behalf of the Company and the Document has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.5	The statements under the headings "Cayman Islands Taxation" and "Legal Matters" in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

The obligations assumed by the Company under the Document will not necessarily be enforceable in all circumstances in accordance with its terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

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(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

In this opinion the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference into the Registration Statement and to the reference to our name under the headings "Material Tax Considerations" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Director's Certificate

June 16, 2023

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Belite Bio, Inc (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the each of the Resolutions and at the date of this certificate were and are as follows:

Yu-Hsin Lin

Hao-Yuan Chuang

Hung-Wei Chen

Wan-Shan Chen

I-Ta Lu

John Michael Longo

Gary Clark Biddle

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

8	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

9	The Document has been executed and unconditionally delivered by a director or an officer of the Company pursuant to the Resolutions for and on behalf of the Company.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Yu-Hsin Lin
Name:	Yu-Hsin Lin
Title:	Chairman of the Board